Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

BIOLASE, Inc. (“BIOLASE,” “we,” “us” or “our”) have two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, namely our (i) common stock, par value $0.001 per share (the “Common Stock”), and (ii) Series I Preferred Stock, par value $0.001 per share (“Series I Preferred Stock”). This summary does not purport to be complete and is subject to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as well as our Restated Certificate of Incorporation, as amended (our “Charter”), the Certificate of Designation for the Series I Preferred Stock (the “Certificate of Designation”), and our Eighth Amended and Restated Bylaws (our “Bylaws”), each of which is included as an exhibit to our Annual Report on Form 10-K and incorporated by reference herein.

Our Authorized Capital Stock

Under our Charter, we are authorized to issue 180,000,000 shares of our Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Voting Rights. Holders of our Common Stock are entitled to one vote per share. Each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in our Bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on the BIOLASE board of directors (our “Board”) may be filled by an affirmative vote of two-thirds of the remaining members of our Board or at a meeting of the stockholders in the manner set forth in the second preceding sentence.

Dividend Rights. Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our Common Stock, the holders of our Common Stock will be entitled to share ratably in any dividends that may be declared by our Board out of funds legally available for the payment of dividends. Our ability to pay dividends on our Common Stock will be limited by restrictions on our ability to pay dividends or make distributions to our stockholders and on the ability of our subsidiaries to pay dividends or make distributions to us, in each case, under the terms of our current, and any future, agreements governing our indebtedness.

Other Rights. Each holder of our Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that our Board may designate and we may issue in the future. Holders of our Common Stock have no preemptive, conversion or other rights to subscribe for additional shares. Our Common Stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our Common Stock or any other securities convertible into shares of any class of our Common Stock.

Liquidation Rights. Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Standstill Agreements. Pursuant to (1) a standstill agreement with Jack W. Schuler, Renate Schuler and the Schuler Family Foundation (collectively, the “Schuler Parties”), dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Schuler Standstill Agreement”), and (2) a standstill agreement with Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC and Oracle Investment Management, Inc. (collectively, the “Oracle Parties”) dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Oracle Standstill Agreement” and, together with the Schuler Standstill Agreement, the “Standstill Agreements”), each of the Schuler Parties and the Oracle Parties agreed with respect to itself and its associates and affiliates (i) not to purchase or acquire any shares of our Common Stock if such a purchase would result in aggregate beneficial ownership by it and its affiliates and associates in excess of 41% of the issued and outstanding shares of our Common Stock and (ii) not to sell, transfer or otherwise convey shares of our Common Stock (or warrants or other rights to acquire shares of our Common Stock) to anyone who will immediately thereafter beneficially own shares in excess of 20% of the issued and outstanding shares of our Common Stock, as a result of such transfer and other transfers from third parties.

Preferred Stock

Our Charter authorizes our Board to provide for the issuance of shares of preferred stock in one or more series without further authorization from stockholders. Prior to issuance of shares of each series, our Board is required by the DGCL and our Charter to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof.

Our Board has designated (i) 370,000 of these shares of preferred stock as the Series H Convertible Redeemable Preferred Stock, par value $0.001 per share, with a stated value of $50.00 per share; (ii) 125,000 of these shares of preferred stock as the Series I Preferred Stock, par value $0.001 per share; and (iii) 160,000 of these shares as the Series J Convertible Redeemable Preferred Stock, par value $0.001 per share, with a stated value of $100.00 per share.

Series I Preferred Stock

On June 5, 2023, the Board declared a dividend of one one-thousandth of a share of Series I Preferred Stock for each outstanding share of Common Stock to stockholders of record at 5:00 p.m. Eastern Time on June 16, 2023 (the “Record Date”). The Certificate of designation for the Series I Preferred Stock provided that all shares of Series I Preferred Stock not present in person or by proxy at any meeting of stockholders held to vote on the 2023 Reverse Stock Split (as defined below) immediately prior to the opening of the polls at such meeting would be automatically redeemed (the “Series I Initial Redemption”) and that any outstanding shares of Series I Preferred Stock that have not been redeemed pursuant to the Series I Initial Redemption would be redeemed in whole, but not in part, (i) if and when ordered by the Board or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation effecting the 2023 Reverse Stock Split that was subject to the vote (the “Series I Subsequent Redemption”). On July 20, 2023, the Series I Initial Redemption occurred, and on July 27, 2023, the Series I Subsequent Redemption occurred. As a result, no shares of Series I Preferred Stock remain outstanding as of July 27, 2023.

General; Transferability. Shares of Series I Preferred Stock are uncertificated and represented in book-entry form. No shares of Series I Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held by such holder, in which case a number of one one-thousandths (1/1,000ths) of a share of Series I Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder will be automatically transferred to the transferee of such shares of Common Stock.

Voting Rights. Each share of Series I Preferred Stock will entitle the holder thereof to 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series I Preferred Stock will have a ratable number of votes). Thus, each one-thousandth of a share of Series I Preferred Stock would entitle the holder thereof to 1,000 votes. The outstanding shares of Series I Preferred Stock will vote together with the outstanding shares of Common Stock of the Company as a single class exclusively with respect to (i) any proposal to adopt an amendment to the Company’s Charter to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such amendment (the “2023 Reverse Stock Split”) and (ii) any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Reverse Stock Split (the “Adjournment Proposal”). The Series I Preferred Stock will not be entitled to vote on any other matter, except to the extent required under the Delaware General Corporation Law.

Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split and the Adjournment Proposal, the vote of each share of Series I Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split and the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split will be cast in the same manner as the vote, if any, of the share of Common Stock in respect of which such share of Series I Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split, the Adjournment Proposal or such other matter, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series I Preferred Stock (or fraction thereof) held by such holder. Holders of Series I Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series I Preferred Stock on the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split.

Dividend Rights. The holders of Series I Preferred Stock, as such, will not be entitled to receive dividends of any kind.

Liquidation Preference. The Series I Preferred Stock will rank senior to the Common Stock as to any distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily (a “Dissolution”). Upon any Dissolution, each holder of outstanding shares of Series I Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.001 per outstanding share of Preferred Stock.

Redemption. All shares of Series I Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) will automatically be redeemed in whole, but not in part, by the Company at the Initial Redemption Time without further action on the part of the Company or the holder of shares of Preferred Stock. Any outstanding shares of Series I Preferred Stock that have not been redeemed pursuant to the Series I Initial Redemption will be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board in its sole discretion, automatically and effective on such time and date specified by the Board in its sole discretion or (ii) automatically upon the effectiveness of the amendment to the Certificate of Incorporation implementing the Reverse Stock Split.

Each share of Series I Preferred Stock redeemed in any redemption described above will be redeemed in consideration for the right to receive an amount equal to $0.01 in cash for each ten whole shares of Series I Preferred Stock that are “beneficially owned” by the “beneficial owner” (as such terms are defined in the Certificate of Designation thereof as of immediately prior to the applicable redemption time and redeemed pursuant to such redemption. However, the redemption consideration in respect of the shares of Series I Preferred Stock (or fractions thereof) redeemed in any redemption described above: (i) will entitle the former beneficial owners of less than ten whole shares of Series I Preferred Stock redeemed in any redemption to no cash payment in respect thereof and (y) will, in the case of a former beneficial owner of a number of shares of Series I Preferred Stock (or fractions thereof) redeemed pursuant to any redemption that is not equal to a whole number that is a multiple of ten, entitle such beneficial owner to the same cash payment, if any, in respect of such redemption as would have been payable in such redemption to such beneficial owner if the number of shares (or fractions thereof) beneficially owned by such beneficial owner and redeemed pursuant to such redemption were rounded down to the nearest whole number that is a multiple of ten (such, that for example, the former beneficial owner of 25 shares of Series I Preferred Stock redeemed pursuant to any redemption will be entitled to receive the same cash payment in respect of such redemption as would have been payable to the former beneficial owner of 20 shares of Series I Preferred Stock redeemed pursuant to such redemption).

Miscellaneous. The distribution of the Series I Preferred Stock is not expected to be taxable to stockholders or to the Company. However, stockholders may, depending upon the circumstances, recognize taxable income in the event of the redemption of the Series I Preferred Stock as described above. The Series I Preferred Stock is not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Preferred Stock has no stated maturity and is not subject to any sinking fund. The Series I Preferred Stock is not subject to any restriction on the redemption or repurchase of shares by the Company while there is any arrearage in the payment of dividends or sinking fund installments.

Anti-Takeover Provisions of Delaware Law and Our Governing Documents

Delaware Law

We are incorporated in the State of Delaware. As a result, we are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the time that such stockholder became an interested stockholder, with the following exceptions:

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before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

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any merger or consolidation involving the corporation or a direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;
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any sale, lease, mortgage, pledge transfer, or other disposition of the assets of the corporation or direct or indirect majority-owned a subsidiary of the corporation to or with the interested stockholder, which assets have an aggregate value equal to 10% or more of the fair value of the assets on a consolidated basis or the aggregate market value of the outstanding stock of the corporation;
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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or subsidiary to the interested stockholder;
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any transaction involving the corporation or direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or the subsidiary beneficially owned by the interested stockholder; or
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or direct or indirect majority-owned subsidiary of the corporation.

In general, under Section 203 defines an “interested stockholder” include an entity or person (other than the corporation any direct or indirect majority-owned subsidiary of the corporation) who, together with the person’s affiliates and associates, beneficially owns, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. Since we have not opted out of Section 203, Section 203 may discourage or prevent mergers or other takeover or change of control attempts of us.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue one or more series of preferred stock with voting or other rights or preferences. Thus, our Board could authorize the issuance of shares of preferred stock that have priority over our Common Stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our Common Stock or otherwise be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in our Bylaws. Our Bylaws provide that certain procedures, including notifying the Board and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board, the Chairman of the Board, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of the Company issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Amendment of Charter and Bylaws

Our Charter may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding after a resolution of our Board declaring the advisability of such amendment has been adopted in accordance with Delaware law. Our Bylaws may be amended by the affirmative vote of a majority of the aggregate number of shares of each class of our capital stock issued and outstanding (and entitled to vote on the subject matter) present in person or represented by proxy at a meeting of stockholders provided that notice thereof is stated in the written notice of the meeting. Our Bylaws may also be amended by a majority of the Board in accordance with Delaware law and our Charter, except that certain sections of our Bylaws (including but not limited to certain provisions regarding special meetings, voting, officers and approval of securities issuances) require either the affirmative vote of two-thirds of the persons then serving as directors on the Board or our stockholders.

Forum Selection

Unless the Board acting on behalf of the Company selects an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our stockholders, (iii) any action asserting a claim against the Company or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our Charter or our Bylaws or (iv) any action asserting a claim against the Company or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware.

Listing of Common Stock on the Nasdaq Capital Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BIOL.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.